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                                                                     EXHIBIT 2.3

                          AGREEMENT AND PLAN OF MERGER


        AGREEMENT AND PLAN OF MERGER, dated as of June 2, 1997, among APACHE MEDICAL SYSTEMS, INC., a Delaware corporation ("Parent"), NHA ACQUISITION CORPORATION, a Delaware corporation and a wholly-owned subsidiary of Parent ("Acquisition"), NATIONAL HEALTH ADVISORS LTD., a Virginia corporation (the "Company"), SCOTT A. MASON ("Mason") and DONALD W. SEYMOUR ("Seymour" and together with Mason, the "Shareholders"). The Company and Acquisition are hereinafter sometimes referred to as the "Constituent Corporations" and the Company as the "Surviving Corporation."

        WHEREAS, Parent, Acquisition, the Company and the Shareholders desire that Acquisition merge with and into the Company (the "Merger"), upon the terms and conditions set forth herein and in accordance with the Delaware General Corporation Law (the "DGCL") and the Virginia Stock Corporation Act (the "Virginia Act") with the result that the Company shall continue as the surviving corporation and the separate existence of Acquisition (except as it may be continued by operation of law) shall cease; and

        WHEREAS, Parent, Acquisition, the Company and the Shareholders desire that at the Effective Time (as hereinafter defined) all outstanding shares of the capital stock of the Company be converted into the right to receive fully paid and nonassessable shares of Common Stock, par value $.01 per share, of Parent ("Parent Common Stock"), as hereinafter provided; and

        WHEREAS, Parent, Acquisition, the Company and the Shareholders desire that, immediately after the Effective Time and solely as a result of the Merger, Parent will own all the issued and outstanding shares of the capital stock of the Surviving Corporation; and

        WHEREAS, the parties anticipate that, as partial consideration for the Merger, Parent will enter into employment agreements, and in connection therewith, Non-Qualified Stock Option agreements, with each of the Shareholders and that each of the Shareholders will execute a Proprietary Information, Inventions, Non-Compete and Non-Solicitation Agreement; and

        WHEREAS, for Federal income tax purposes, it is intended that the Merger qualify as a tax free reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"); and

        WHEREAS, the parties intend that the Merger qualify to be accounted for as a pooling of interests; and

        WHEREAS, the respective Boards of Directors of Parent, Acquisition and the Company have approved the Merger and the Shareholders and Parent, as the sole shareholder of Acquisition, have approved the Merger;

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        NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, agreements and conditions contained herein, and in order to set forth the terms and conditions of the Merger and the mode of carrying the same into effect, the parties hereto hereby agree as follows:

                                   ARTICLE I.

                                   THE MERGER

        SECTION 1.1. The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, in accordance with this Agreement, the DGCL and the Virginia Act, Acquisition shall be merged with and into the Company, the separate existence of Acquisition (except as it may be continued by operation of law) shall cease, and the Company shall continue as the Surviving Corporation under the corporate name of "National Health Advisors Ltd."

        SECTION 1.2. Effect of the Merger. Upon the effectiveness of the Merger, the Surviving Corporation shall succeed to, and assume all the rights and obligations of, the Company and Acquisition in accordance with the DGCL and the Virginia Act and the Merger shall otherwise have the effects set forth in
Section 252 of the DGCL and Section 13.1-721 of the Virginia Act.

        SECTION 1.3. Consummation of the Merger. As soon as practicable after the satisfaction or waiver of the conditions to the obligations of the parties to effect the Merger set forth herein, provided that this Agreement has not been terminated previously, the parties hereto will cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a properly executed certificate of merger in accordance with the DGCL and with the State Corporation Commission of Virginia properly executed articles of merger in accordance with the Virginia Act (the time of such filings being the "Effective Time").

        SECTION 1.4. Charter; By-laws; Directors and Officers. The Articles of Incorporation of the Surviving Corporation from and after the Effective Time shall be the Articles of Incorporation of the Company as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the provisions thereof and as provided by the Virginia Act. The By-laws of the Surviving Corporation from and after the Effective Time shall be the By-laws of the Company as in effect immediately prior to the Effective Time, continuing until thereafter amended in accordance with the provisions thereof and the Articles of Incorporation of the Surviving Corporation and as provided by the Virginia Act. The initial directors and officers of the Surviving Corporation shall be the directors and officers, respectively, of Acquisition immediately prior to the Effective Time, until their removal or until their respective successors are duly elected and qualified. In addition, the officers of the Surviving Corporation will include Mason, who will serve as President of the Surviving Corporation, and Seymour, who will serve as Vice President of the Surviving Corporation, in each case until their removal or until their respective successors are duly elected and qualified.

        SECTION 1.5. Further Assurances. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances



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or any other acts or things are necessary, desirable or proper (i) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Constituent Corporations, or
(ii) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the Constituent Corporations, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of such Constituent Corporation, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Constituent Corporation and otherwise to carry out the purposes of this Agreement.

        SECTION 1.6. Stockholders Agreement. The parties acknowledge that the National Health Advisors Ltd. Stockholders Agreement dated March 16, 1995 among NHA, Mason and Seymour (the "Stockholders Agreement") shall terminate at the Effective Time.


                                  ARTICLE II.


                            CONVERSION OF SECURITIES

        SECTION 2.1. Conversion of Securities of the Company; Merger Consideration. By virtue of the Merger and without any action on the part of the holders of the capital stock of the Company, at the Effective Time, all outstanding shares of the capital stock of the Company, par value $.10 per share (the "Company Common Stock"), (subject to Section 2.4(c) hereof) shall be converted into the right to receive fully paid and nonassessable shares of Parent Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be canceled and converted into the right to receive 335.570 shares of Parent Common Stock so that an aggregate of approximately 335,570 shares of Parent Common Stock were issued by virtue of the Merger ("Merger Consideration"). If, prior to the Effective Time, Parent should split or combine the outstanding shares of Parent Common Stock, or pay a stock dividend or other stock distribution in Parent Common Stock, then the per share Merger Consideration shall be appropriately adjusted to reflect such split, combination, dividend or other distribution.

        SECTION 2.2. Conversion of Acquisition Common Stock. At the Effective Time, each share of Common Stock, without par value, of Acquisition issued and outstanding immediately prior to the Effective Time shall remain outstanding and, by virtue of the Merger, automatically and without any action on the part of the holder thereof, be converted into and become one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation.

        SECTION 2.3. Dissenting Shares. Each of the Shareholders has approved the Merger and elected not to exercise any dissenters' rights under Section 13.1-730 of the Virginia Act.





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        SECTION 2.4.  Surrender and Exchange of Shares.

                (a) At the Effective Time, each holder of an outstanding certificate or certificates that prior thereto represented shares of the capital stock of the Company shall surrender the same to Parent or its agent, and each such holder shall be entitled upon such surrender to receive in exchange therefor, without cost to it, the number of shares of Parent Common Stock into which the shares theretofore represented by the certificate so surrendered shall have been converted as provided in Section 2.1 hereof, and the certificate or certificates so surrendered in exchange for such consideration shall forthwith be canceled by Parent.

                (b) If a certificate representing shares of the capital stock of the Company has been lost, stolen or destroyed, the holder of such certificate shall submit an affidavit describing the lost, stolen or destroyed certificate, the number of shares evidenced thereby and affirming the status of that certificate in lieu of surrendering such certificate to Parent, which shall deem such certificate canceled. Until so surrendered, the outstanding certificates that, prior to the Effective Time, represented shares of the capital stock of the Company that shall have been converted as aforesaid shall be deemed for all corporate purposes, except as hereinafter provided, to evidence the ownership of the consideration into which such shares have been so converted.

                (c) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of certificates held by shareholders of the Company, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent. Each holder of shares of the capital stock of the Company who would otherwise have been entitled to receive in the merger a fraction of a share of Parent Common Stock (after taking into account all certificates surrendered by such holder) shall be entitled to receive from Parent at the Effective Time, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Parent Common Stock multiplied by $5.811 per share (the "Average May Price"). It is understood (i) that the payment of cash in lieu of fractional shares of Parent Common Stock is solely for the purpose of avoiding the expense and inconvenience to Parent of issuing fractional shares and does not represent separately bargained-for consideration and (ii) that no holder of shares of Company capital stock will receive cash in lieu of fractional shares of Parent Common Stock in an amount greater than the value of one full share of Parent Common Stock.

        SECTION 2.5. Closing of Stock Transfer Books. On and after the Effective Time, there shall be no transfers on the stock transfer books of the Company or Parent of shares of capital stock of the Company that were issued and outstanding immediately prior to the Effective Time.

        SECTION 2.6. Closing. The closing (the "Closing") shall be scheduled to occur at the offices of Parent, 1650 Tysons Boulevard, McLean, Virginia 22102, at 10:00 a.m. local time, on a date as soon as practicable after the satisfaction or waiver of the conditions to the obligations of the parties to effect the Merger set forth herein. The Closing, and all transactions to occur at the Closing, shall be deemed to have taken place at, and shall be effective as of, the close of business on the date of closing (the "Closing Date").





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                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES


        SECTION 3.1. Representations and Warranties of the Company and Mason. The Company and Mason, jointly and severally, represent and warrant to Parent and Acquisition as follows:

                (a) Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Virginia and has all requisite corporate power and authority to own or lease and operate its properties and assets and to carry on its business as it is now being conducted. Except as set forth on Schedule 3.1(a), the Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of its properties owned or leased or the nature of its activities makes such qualification necessary, other than where the failure to be so qualified would not have a material adverse effect on the properties, assets, financial condition, operating results or business of the Company (a "Company Material Effect").

                (b) Subsidiaries. The Company does not own of record or beneficially, directly or indirectly, (i) any shares of outstanding capital stock or securities convertible into capital stock of any other corporation or
(ii) any participating interest in any partnership, joint venture or other noncorporate business enterprise.

                (c) Capitalization. The authorized capital stock of the Company consists of 100,000 shares of Company Common Stock. As of the date of this Agreement, 1,000 shares of Company Common Stock are issued and outstanding, all of which were duly authorized and validly issued and are fully paid and nonassessable. Mason owns of record 920 shares of Company Common Stock and such shares are not, and at the Effective Time will not be, subject to any lien, claim or encumbrance. No shares of Company Common Stock are held in the treasury of the Company. The Company does not have any subscription, warrant, option, convertible security, stock appreciation or other right (contingent or other) to purchase or acquire any shares of any class of capital stock of the Company authorized or outstanding and there is not any commitment of the Company to issue any shares, warrants, options or other such rights or to distribute to holders of any class of its capital stock any evidences of indebtedness or assets. Except for the Stockholders Agreement and as set forth on Schedule 3.1(c), the Company does not have any obligation (contingent or other) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof. Schedule 3.1(c) sets forth a complete and correct list of the holders of record of the Company Common Stock.

                (d) Authority Relative to Agreement. The Company has all requisite corporate power and authority, and Mason has the requisite individual capacity and authority, to execute and deliver this Agreement and to perform its or his respective obligations hereunder. The execution, delivery and performance of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by the Company's Board of Directors and its shareholders and no other corporate approvals or





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proceedings on the part of the Company are necessary to authorize this
Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and Mason and constitutes the legal, valid and binding obligation of the Company and Mason, enforceable against the Company and Mason in accordance with its terms. The Company's Board of Directors, by unanimous written consent of all directors (i) determined that this Agreement and the Merger are advisable and fair and in the best interests of the Company and its shareholders and (ii) resolved, subject to and in accordance with the Virginia Act and its Articles of Incorporation and By-laws, to recommend that approval of this Agreement and the Merger by the Company's shareholders and directed that the Merger be submitted for consideration by such shareholders. The unanimous written consent of the holders of all of the outstanding Company Common Stock approving the Merger has been received and is the only approval of the holders of any class or series of the Company's capital stock necessary to approve this Agreement, the Merger and the transactions contemplated hereby.

                (e) Non-Contravention. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby will not (i) violate or conflict with any provision of the Articles of Incorporation or By-laws of the Company, (ii) result in any violation of, conflict with, or default (or an event which with notice or lapse of time or both would constitute a default) or loss of a benefit under, or permit the termination of or the acceleration of any obligation under, any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the business conducted by the Company (the "Business") or to the Company or its properties, other than any such default or termination that would not have a Company Material Adverse Effect, or (iii) result in the creation or imposition of any Claim (as defined hereafter in Section 3.1(j)) in favor of any third person or entity upon any of the assets of the Company or the Business, other than any such violation, conflict, default, loss, termination or acceleration that would not have a Company Material Adverse Effect.

                (f) Consents. Except as set forth on Schedule 3.1(f), no consent, approval, order or authorization of, or registration, declaration or filing with, any Federal, state, local or foreign governmental or regulatory authority is required to be made or obtained by the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for the filing of articles of merger with the State Corporation Commission of Virginia in accordance with the Virginia Act.

                (g) Financial Statements, Etc. Prior to Closing, the Company will furnish to Parent (i) the compiled balance sheets of the Company as of December 31, 1996, 1995 and 1994, and the related statements of operations, shareholders' equity (capital deficiency) and cash flows for each of the three years ended December 31, 1996, 1995 and 1994), prepared by Matthews, Carter and Boyce, the independent certified public accountants of the Company for such years, (ii) the unaudited balance sheet of the Company as of March 31, 1997 and as of the most recent month end prior to Closing, and the related statements of operations and cash flows for the three months ended March 31, 1997, each certified by the principal financial officer of the Company. The foregoing financial statements shall be collectively referred to as the "Financial Statements".

Except as set forth on Schedule 3.1(g), all such Financial Statements (including any related schedules and/or notes, if any) have been prepared in accordance with GAAP consistently applied and consistent with prior periods, except that interim statements are subject to year end adjustments (which consist of normal recurring accruals) and do not contain certain footnote disclosures. Such balance sheets fairly present in all material respects the financial position of the Company as of their respective dates, and such statements of operations, shareholders' equity (capital deficiency) and cash flows fairly present in all material respects the results of operations of the Company for the respective periods then ended, subject, in the case of unaudited financial statements, to normal year-end adjustments and the absence of certain footnote disclosures.

                   Except as and to the extent (i) reflected on the balance sheet of the Company as of December 31, 1996 referred to above, (ii) incurred since December 31, 1996 in the ordinary course of business consistent with past practice, (iii) reflected in the unaudited balance sheet of the Company as of March 31, 1997, or (iv) set forth on Schedule 3.1(g) hereto, the Company does not have any liabilities or obligations of any kind or nature, whether known or unknown or secured or unsecured (whether absolute, accrued, contingent or otherwise, and whether due or to become due) that would be required to be reflected on a balance sheet, or the notes thereto, prepared in accordance with GAAP. Since March 31, 1997, the Company has not suffered any Company Material Adverse Effect.

                (h) Absence of Certain Changes or Events. Except as set forth on Schedule 3.1(h) hereto, or as otherwise disclosed in the financial statements of the Company as of and for the three months ended March 31, 1997 referred to above, since December 31, 1996, the Company has not (i) issued any stock, bonds or other corporate securities, (ii) borrowed or refinanced any amount or incurred any liabilities (absolute or contingent) in excess of $10,000, other than trade payables incurred in the ordinary course of business consistent with past practice, (iii) discharged or satisfied any claim in excess of $10,000 or incurred or paid any obligation or liability (absolute or contingent) other than current liabilities shown on the balance sheet of the Company as of December 31, 1996 and current liabilities incurred since the date of such balance sheet in the ordinary course of business consistent with past practice, (iv) declared or made any payment or distribution to shareholders or purchased or redeemed any shares of its capital stock or other securities, (v) mortgaged, pledged or subjected to lien any of its assets, tangible or intangible, other than liens for current real property taxes not yet due and payable, (vi) sold, assigned or transferred any of its tangible assets, or canceled any debts or claims, except in the ordinary course of business consistent with past practice or as otherwise contemplated hereby, (vii) sold, assigned, licensed, sublicensed or transferred any Intellectual Property Rights (as hereinafter defined) or other intangible assets, (viii) waived any rights of substantial value, whether or not in the ordinary course of business, (ix) entered into, adopted, amended or terminated any bonus, profit sharing, compensation, termination, stock option, stock appreciation right, restricted stock, performance unit, pension, retirement, deferred compensation, employment, severance or other employee benefit plan, agreement, trust, fund or other arrangement for the benefit of any director, officer or employee, or increased in any manner the compensation or fringe benefits of any director or officer, or increased the compensation or fringe benefits of any executive officer other than in the ordinary course of business consistent with past practices, or made any payment of a cash bonus to any director or officer or to any





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employee of, or consultant or agent to, the Company or made any other material change in the terms or conditions of employment, (x) announced any plan or legally binding commitment to create any employee benefit plan, program or arrangement or to amend or modify in any material respect any existing employee benefit plan, program or arrangement, (xi) eliminated the vesting conditions or otherwise accelerated the payment of any compensation, including any stock options, (xii) suffered any damage, destruction or loss to any of its assets or properties in excess of $2,000, (xiii) made any change in its accounting systems, policies, principles or practices, (xiv) made any loans to any person, or (xv) to the extent not otherwise set forth herein, taken any action described in Section 4.1 hereof.

                (i) Actions Pending. Except as set forth on Schedule 3.1(i) hereto, (i) there is no action, suit, dispute, investigation, proceeding or claim pending or, to the best knowledge of the Company and Mason, threatened against or affecting the Company or its properties or rights, or the Business, before any court, administrative agency, governmental body, arbitrator, mediator or other dispute resolution body, and neither the Company nor Mason are aware of any facts or circumstances which may give rise to any such action, suit, dispute, investigation, proceeding or claim, (ii) the Company is not subject to any order, judgment, decree, injunction, stipulation, or consent order of or with any court or other governmental agency, and (iii) the Company has not entered into any agreement to settle or compromise any proceeding pending or threatened against it which has involved any obligation other than the payment of money or for which the Company has any continuing obligation.

                (j) Title to Properties. The Company has good title to the properties and assets reflected on the balance sheet of the Company as of December 31, 1996 other than non-material properties and assets disposed of in the ordinary course of business consistent with past practice since the date of such balance sheet, and all such properties and assets are free and clear of any liens, claims, charges, restrictions, rights of others, security interests, prior assignments or other encumbrances (collectively "Claims"), except (i) as described on Schedule 3.1(j) hereto, (ii) liens for current taxes not yet due or (iii) minor imperfections of title, if any, not material in amount and not materially detracting from the value or impairing the use of the property subject thereto or impairing the operations or proposed operations of the Company (collectively, "Permitted Liens"). Such properties and assets constitute all of the assets necessary to conduct the Business substantially in the same manner as it has been conducted prior to the date hereof.

                (k) Real Property Interests. Schedule 3.1(k) hereto sets forth a complete and accurate list of (i) the real properties owned by the Company (the "Fee Properties") and (ii) the real properties leased by the Company (the "Leased Properties"). The Company has good and marketable fee simple title to the Fee Properties and good leasehold title to the Leased Properties, in each case listed below its name on Schedule 3.1(k), free and clear of all Claims, tenants and occupants except for Permitted Liens.
Complete and accurate copies of all leases or other agreements relating to the Leased Properties have been delivered to Parent and there have been no material changes or amendments to such leases or agreements since such delivery. The Company is the lawful owner of all improvements and fixtures located on the Fee Properties or the Leased Properties, free and clear of all Claims except for Permitted Liens. Each lease or other agreement relating to the Leased Properties is a valid and binding agreement, without any material default of the Company thereunder and, to the best knowledge of the Company and





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

Mason, without any material default thereunder of the other party thereto, and such leases and agreements give the Company the right to use or occupy, as the case may be, all real properties as are sufficient and adequate to operate the Business as it is currently being conducted. Except as set forth on Schedule 3.1(k), the Company's possession of such property has not been disturbed nor, to the best knowledge of the Company and Mason, has any claim been asserted against the Company.

                (l) Intellectual Property Rights. The patents, trademarks, service marks and trade names, and trademark, service mark and trade name registrations, copyrights and copyright registrations, and the applications therefor and the licenses with respect thereto (collectively, "Intellectual Property Rights") listed on Schedule 3.1(l) hereto constitute all material proprietary rights owned or held by the Company that are reasonably necessary to the conduct of the Business. Except as set forth on Schedule 3.1(l), (i) the Company conducts the Business without infringement or claim of infringement of any Intellectual Property Right of others and the conduct of the Business by the Surviving Corporation after the Effective Time, as it is currently conducted, will not infringe or misappropriate or otherwise violate the Intellectual Property Rights of any other person or constitute a breach or violation of any agreement relating to the Intellectual Property Rights listed on Schedule 3.1(l), (ii) the Company is, and after the consummation of the Merger will be, the sole and exclusive owner of each Intellectual Property Right listed on Schedule 3.1(l), in each case free and clear of any Claims (other than Permitted Liens) and, to the best knowledge of the Company and Mason, no person is challenging, infringing, misappropriating or otherwise violating any such Intellectual Property Rights or claiming that the conduct of the Business, infringes, misappropriates or otherwise violates the Intellectual Property Rights of any third party, (iii) neither the Company nor Mason are aware of any impediment to the registration of any trademark that is the subject of any application for registration listed on Schedule 3.1(l), (iv) none of the Intellectual Property Rights listed on Schedule 3.1(l) is the subject of any outstanding order, ruling, decree, judgment or stipulation, (v) to the best knowledge of the Company and Mason, none of the activities of any employee of the Company on behalf thereof violates any obligations of such employee to third parties, including, without limitation, confidentiality or non-competition obligations under agreements with a former employer, (vi) neither the Company nor Mason are aware of any use by a third party of any computer software programs or applications that the Company considers to be a trade secret belonging to the Company, and (vii) the Company has taken and is taking reasonable precautions to protect all material trade secrets and other confidential information relating to its proprietary computer software programs and applications or included in the Intellectual Property Rights that are material to the conduct of the Business.

                (m) Labor Matters. Except as set forth on Schedule 3.1(m) hereto, the Company is in compliance in all respects with all laws and regulations or other legal or contractual requirements regarding the terms and conditions of employment of employees, former employees or prospective employees or other labor related matters, including, without limitation, laws, rules, regulations, orders, rulings, conciliation agreements, decrees, judgments and awards relating to wages, hours, the payment of social security and similar taxes, equal employment opportunity, employment discrimination, fair labor standards and occupational health and safety, wrongful discharge or violation of the personal rights of employees, former employees or prospective employees, other than where the failure to comply would not have a

Company Material Adverse Effect. The Company is not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing.

                (n) Severance Arrangements. Except as set forth on Schedule 3.1(n) hereto, the Company is not a party to any agreement with any employee
(i) the benefits of which (including, without limitation, severance benefits) are contingent, or the terms of which are materially altered, upon the occurrence of the Merger or (ii) providing severance benefits in excess of those generally available under the Company's severance policies (which are described on Schedule 3.1(n)), or which are conditioned upon a change of control, after the termination of employment of such employees regardless of the reason for such termination of employment, and, except as set forth on
Schedule 3.1(n), the Company is not a party to any employment agreement or compensation guarantee extending for a period longer than one year. Schedule 3.1(n) sets forth all employment agreements and compensation guarantees, regardless of duration, to which the Company is a party. No amounts will be due or payable to any employee of the Company under any such severance arrangement or otherwise by virtue of the Merger.

               (o)  Taxes.

                   (i) Except as set forth on Schedule 3.1(o) hereto, the Company has (A) timely filed all Federal and all material state, local and foreign returns, declarations, reports, estimates, information returns and statements ("Returns") required to be filed by it in respect of any Taxes (as hereinafter defined), (B) timely paid all Taxes that are due and payable with respect to the periods covered by the Tax Returns referred to in clause (A) without regard to whether such Taxes have been assessed (except for audit adjustments not material in the aggregate or to the extent that liability therefor is reserved for in the Company's most recent audited financial statements), (C) established reserves that are adequate for the payment of all Taxes not yet due and payable with respect to the results of operations of the Company, and (D) complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has in all material respects timely withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over.

                   (ii) Schedule 3.1(o) sets forth the last taxable period through which the Federal Income Tax Returns of the Company have been examined by the Internal Revenue Service or otherwise closed. All deficiencies asserted as a result of such examinations and any examination by any applicable state, local or foreign taxing authority which have not been or will not be appealed or contested in a timely manner have been paid, fully settled or adequately provided for in the Company's most recent audited financial statements. Except as set forth on Schedule 3.1(o), no Federal, state, local or foreign Tax audits or other administrative proceedings or court proceedings are currently pending with regard to any Federal or material state, local or foreign Taxes for which the Company would be liable, and no deficiency for any such Taxes has been proposed, asserted or assessed or, to the best knowledge of the Company and Mason, threatened pursuant to such examination of the Company by such Federal, state, local or foreign taxing authority with respect to any period.

                 (iii) Except as set forth on Schedule 3.1(o), the Company has not executed or entered into (or prior to the Effective Time will execute or enter into) with the Internal Revenue Service or any taxing authority (A) any agreement or other document extending or having the effect of extending the period for assessments or collection of any Federal, state, local or foreign Taxes for which the Company would be liable or (B) a closing agreement pursuant to Section 7121 of the Internal Revenue Code, or any predecessor provision thereof or any similar provision of state, local or foreign income tax law that relates to the assets or operations of the Company.

                 (iv) Except as set forth on Schedule 3.1(o), the Company is not a party to any agreement providing for the allocation or sharing of liability for any Taxes.

                 (v) The Company has made available to Parent complete and accurate copies of all income and franchise Tax Returns and all material other Tax Returns filed by or on behalf of the Company for the taxable years ending December 31, 1991 through December 31, 1996.

                 (vi) The Company has had a valid election in effect to be taxed as an S corporation, as defined in Section 1361 of the Code or any predecessor provision thereof and any similar provision of state, local or foreign law, for each year since and including the year ending December 31, 1988. To the knowledge of the Company and Mason, nothing has occurred which has or would cause the S election to terminate.

               (vii) The Company has never been either the common parent of or a member of an affiliated group of corporations (as defined in Section 1504 of the Code or any predecessor provision thereof and any similar provision of state, local or foreign law) which has filed a consolidated federal income tax return or similar return for state, local or foreign tax returns.

               (viii) The Company has not filed a consent under Section 341(f) of the Internal Revenue Code.

                 (ix) Either (i) the Company is not and has not been at any time during the last five years a "U.S. real property holding corporation" (as defined in Section 897(c)(2) of the Internal Revenue Code) or (ii) neither the Company nor any shareholder of the Company is a non-resident alien individual, foreign corporation, foreign partnership, or foreign trust.

                 For purposes of this Agreement, "Taxes" shall mean all Federal, state, local, foreign or other taxing authority income, franchise, sales, use, ad valorem, property, payroll, social security, unemployment, assets, value added, withholding, excise, severance, transfer, employment, alternative or add-on minimum and other taxes, charges, fees, levies, imposts, duties, licenses or other assessments, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority.

                (p) Compliance with Law; Permits. The Company is not in default in any material respect under any order or decree of any court, governmental authority, arbitrator or arbitration board or tribunal or under any laws, ordinances, governmental rules or regulations to which the Company or any of its properties or assets is subject. Schedule 3.1(p) hereto sets forth a list of all permits, authorizations, approvals, registrations, variances and licenses ("Permits") issued to or used by the Company in connection with the conduct of the Business; such Permits constitute all Permits necessary for the Company to own, use and maintain its properties and assets or required for the conduct of the Business in substantially the same manner as it is currently conducted, the absence of which would have a Company Material Adverse Effect. Each Permit listed on Schedule 3.1(p) is in full force and effect and no proceeding is pending, or, to the best knowledge of the Company and Mason, threatened, to modify, suspend, revoke or otherwise limit any of such Permits and no administrative or governmental actions have been taken or, to the best knowledge of the Company and Mason, threatened, in connection with the expiration or renewal of any of such Permits. To the best knowledge of the Company and Mason, except as set forth on Schedule 3.1(p), the Company will not be required, as a result of the consummation of the transactions contemplated hereby, to obtain or renew any Permits.

                (q)  Employee Benefit Plans.

                     (i) Except as described in Schedule 3.1(q), the Company is not a party to or bound by any oral or written employee collective bargaining agreement, employment agreement (other than employment agreements terminable by the Company without penalty on notice of 30 days or less under which the only monetary obligation of the Company is to make current wage or salary payments and provide current fringe benefits), consulting, advisory or service agreement, deferred compensation agreement, confidentiality agreement or covenant not to compete. There are no material controversies pending, or, to the knowledge of the Company and Mason, threatened between the Company and its employees or any labor union or other organization representing or claiming to represent such employees' interests.

                    (ii) Except as described in Schedule 3.1(q), (A) since its formation, the Company (either directly or indirectly through any other person or entity) has not sponsored, established, maintained, contributed to or become obligated under any Employee Plan (as defined in paragraph (iii) below) on behalf of its employees, (B) no employees of the Company are covered under any Employee Plan, and (C) each Employee Plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service stating that the plan meets the requirements of the Internal Revenue Code and that any trust associated with the plan is tax-exempt under Section 501(a) of the Internal Revenue Code; or, if any such plan has not received a favorable determination letter, an opinion letter from the employee benefits counsel for the Company has been delivered to Parent stating that the plan meets the requirements of the Internal Revenue Code and that any trust associated with the plan is tax- exempt under Section 501(a) of the Internal Revenue Code.

                 (iii) For purposes of the preceding paragraph and the remainder of this Agreement, the term "Employee Plan" includes any pension, retirement, savings, disability, medical, dental, health, life (including, without limitation, any individual life insurance policy under which an employee of the Company is the named insured and as to which the Company makes premium payments, whether or not the Company is the owner, beneficiary or both of such policy), death benefit, group insurance, profit-sharing, deferred compensation, stock option, stock purchase, bonus, incentive, vacation pay, severance pay, or other employee benefit plan, trust, arrangement, contract, agreement, policy or commitment (including, without limitation, any pension plan as defined in Section 3(2) of ERISA ("Pension Plan"), and any welfare plan as defined in Section 3(1) of ERISA ("Welfare Plan"), whether or not any of the foregoing is funded or insured and whether written or oral, which is intended to provide or does in fact provide benefits to any employees of the Company, and to which the Company is a party or by which the Company (or any of the rights, properties or assets of the Company) is bound. "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                 (iv) The Company has never contributed, or been obligated to contribute, to any "multiemployer plan" (within the meaning of Sections 3(37) and 4001 of ERISA) with respect to its employees.

                 (v) To the knowledge of the Company and Mason, each Welfare Plan which is a group health plan (within the meaning of Section 5000(b)(1) of the Internal Revenue Code) complies with, and has been maintained and operated in accordance with, each of the health care continuation requirements of Section 162(k) of the Internal Revenue Code as in effect for years beginning prior to 1989,
         Section 4980B of the Internal Revenue Code for years beginning after December 31, 1988, and Part 6 of Title I, Subtitle B of ERISA.

                 (vi) Except as disclosed on Schedule 3.1(q), the Company has no liabilities for postretirement welfare benefits, including retiree medical benefits.

                 (vii) No lawsuits, claims (other than routine claims for benefits) or complaints to, or by, any person or governmental entity have been filed, are pending or, to the best knowledge of the Company and Mason, have been threatened, and no facts or contemplated events exist that reasonably could be expected to give rise to any such lawsuit, claim (other than a routine claim for benefits) or complaint, with respect to any Employee Plan.

                 (viii) To the knowledge of the Company and Mason, (A) each Employee Plan, the administrator and fiduciaries of each Employee Plan, and the Company have at all times complied in all material respects with the applicable requirements of ERISA (including, but not limited to, the fiduciary responsibilities imposed by Part 4 of Title I, Subtitle B of ERISA), the Internal Revenue Code and any other applicable legal requirements (including regulations and rulings thereunder) governing each Employee Plan, and (B) each Employee Plan has at all times been properly administered in all material respects in accordance with all such legal requirements, and in accordance with its terms to the extent consistent with all such legal requirements.

                 (ix) Except as disclosed on Schedule 3.1(q), the Company is not delinquent as to contributions or payments to or in respect of any Employee Plan as to which it is in any way obligated to make contributions or payments, nor has the Company failed to pay any assessments made with respect to any such Employee Plan. All contributions and payments with respect to Employee Plans that are required to be made by the Company have been made or will be accrued before the Closing Date by the Company in accordance with the appropriate actuarial valuation report or insurance contracts or arrangements.

                 (x) To the knowledge of the Company and Mason, with respect to each Employee Plan, there has not occurred, nor is any person contractually bound to enter into, any non-exempt "prohibited transaction" within the meaning of Section 4975 of the Internal Revenue Code or Section 406 of ERISA.

                (xi) No Pension Plan subject to Title IV of ERISA, maintained by the Company and covering current or former employees of the Company, has been completely or partially terminated or has been the subject of a "reportable event" (within the meaning of Section 4043 of ERISA) as to which notices would be required to be filed with the Pension Benefit Guaranty Corporation, other than events reportable on Form 5310 of the Internal Revenue Service.

                (xii) No proceeding by the Pension Benefit Guaranty Corporation to terminate any Pension Plan in accordance with Subtitle 1 of Title IV of ERISA has been instituted, is, to the knowledge of the Company and Mason, currently threatened or could reasonably be expected to be threatened.

                (xiii) The Company has no formal plan or commitment to create any Employee Plan.

                 (xiv) The funding status of the National Health Advisors Ltd. Defined Benefit Plan (the "NHA Plan") and the circumstances surrounding the NHA Plan are such that if the NHA Plan is terminated by Parent or Acquisition at any time within the first twenty-four (24) months following the Effective Time, the total amount of the added funds that Parent or Acquisition is required to contribute to the NHA Plan, to meet the applicable legal requirements for funding the plan in a manner sufficient to allow the plan to pay out all benefit liabilities under the plan (plus the total amount of any contributions to the NHA Plan that Parent or Acquisition have already made, prior to the termination of the Plan) will in no event be more than $50,000.

                 (r) Environmental Matters. The Company is in compliance with all Federal, state or local statutes, ordinances, orders, judgments, rulings or regulations relating to environmental pollution or to environmental regulation or control. Neither the Company nor any of the Company's officers, employees, representatives or agents or, to the knowledge of the

Company and Mason, any other person, have treated, stored, processed, discharged, spilled or otherwise disposed of any substance defined as hazardous or toxic by any applicable Federal, state or local law, rule, regulation, order or directive, or any by-product thereof, at any real property or any other facility owned, leased or used by the Company, in violation of any applicable statutes, regulations, ordinances or directives of any governmental authority or court, which violations may result in any material liability to the Company. No employee or other person has ever made a claim or demand against the Company based on alleged damage to health caused by any such hazardous or toxic substance or by any waste or by-product thereof. The Company has not been charged by any governmental authority with improperly using, handling, storing, discharging or disposing of any such hazardous or toxic substance or waste or by-product thereof or with causing or permitting any pollution of any body of water. The Fee or Leased Properties and the Business are not subject to any pending or, to the best knowledge of the Company and Mason, threatened administrative or judicial proceeding under any environmental law and there are no known facts or circumstances which may give rise to any proceeding. There are no inactive, closed, or abandoned storage or disposal areas or facilities or underground storage tanks on the Fee or Leased Properties.

                 (s) Personal Property. The Company has provided Parent lists of (i) all of the tangible personal property used by the Company in its business having an original acquisition cost of $1,000 or more, and (ii) all leases of personal property binding upon the Company having an annual rental in excess of $5,000. All of such tangible personal property is presently utilized by the Company in the ordinary course of its business and is in good repair, ordinary wear and tear excepted.

                 (t) Contracts. Schedule 3.1(t) lists all contracts and arrangements of the following types to which the Company is a party or by which it is bound and which are material to the conduct of the Business or to the financial condition or results of operations of the Company, including without limitation the following:

                          (i)      any contract or arrangement with a
         consultant, software licensor, sales representative, distributor, dealer, broker, sales agency, advertising agency or other person engaged in sales, distribution or promotional activities, or any contract to act as one of the foregoing on behalf of any person, which is not terminable by the Company on 30 or fewer days notice;

                          (ii) any contract or arrangement of any nature which involves the payment or receipt of cash or other property, an unperformed commitment, or goods or services, having a value in excess of $10,000;

                          (iii) any contract or arrangement pursuant to which the Company has made or will make loans or advances, or has or will have incurred indebtedness for borrowed money or become a guarantor or surety or pledged its credit on or otherwise become responsible with respect to any undertaking of another in excess of $10,000;

                          (iv) any indenture, credit agreement, loan agreement, note, mortgage, security agreement, lease of real property or personal property, loan commitment or other contract or arrangement relating to the borrowing of funds, an extension of credit or financing;

                         (v) any contract or arrangement involving a partnership, joint venture or other cooperative undertaking;

                         (vi) any contract or arrangement involving any restrictions with respect to the geographical area of operations or scope or type of business of the Company;

                         (vii) any power of attorney or agency agreement or arrangement with any person pursuant to which such person is granted the authority to act for or on behalf of the Company, or the Company is granted the authority to act for or on behalf of any person;

                         (viii) any contract not fully performed and relating to any acquisition or disposition of the Company or any predecessor in interest of the Company, or any acquisition or disposition of any subsidiary, division, line of business, or real property; and

                          (ix) any contract not specified above that is material to the Company.

The Company has delivered to Parent complete and accurate copies of the contracts and agreements set forth on Schedule 3.1(t), and each such contract or agreement is a valid and binding agreement, without any default of the Company thereunder and, to the best knowledge of the Company and Mason, without any default thereunder of the other party thereto. The Company has not received notice of any cancellation or termination of, or of any threat to cancel or terminate, any such contracts or agreements. Each such contract or arrangement (i) when entered into, was on terms no less favorable to the Company than the terms which could have been obtained at the date thereof from an unrelated third party, and (ii) if canceled at any time by the other party, would not, individually, have a Company Material Adverse Effect.

         (u)       Insurance.

                   (i) All policies of fire, liability, workers' compensation and other forms of insurance providing insurance coverage to or for the Company for events or occurrences arising or taking place in the case of occurrence type insurance, and for claims made and/or suits commenced in the case of claims-made type insurance, between the date of this Agreement and the Effective Time, are listed on Schedule 3.1(u) hereto, and, except as set forth on Schedule 3.1(u), all premiums with respect thereto have been paid, and no notice of cancellation or termination has been received with respect to any such policy. All such policies are in full force and effect, and, except as set forth on Schedule 3.1(u), provide insurance in such amounts and against such risks as is customary for companies engaged in similar businesses to protect the employees, properties, assets, businesses and operations of the Company. All such policies will remain in full force and effect and will not in any way be affected by, or terminate or lapse by reason of, any of the transactions contemplated hereby.

                 (ii) The Company has provided Parent information concerning all claims, which (including related claims which in the aggregate) exceed $5,000 and which have been made by the Company in the last two years under any workers' compensation, general liability, property, directors' and officers' liability or other insurance policy applicable to the Company or any of its properties. Except as set forth in Schedule 3.1(u) to the knowledge of the Company and Mason there are no pending or threatened claims under any insurance policy.

         (v) Pending Transactions. Except for this Agreement and the transactions contemplated hereby, the Company is not a party to or bound by any agreement, negotiation, discussion, commitment or undertaking with respect to a merger or consolidation with, or an acquisition of all or substantially all of the property and assets of, any other corporation or person or the sale, lease or exchange of all or substantially all of its properties and assets to any other person.

         (w) Claims Against Officers and Directors. To the best knowledge of the Company and Mason, there are no pending or threatened claims against any director, officer, employee or agent of the Company or any other person which could give rise to any claim for indemnification against the Company.

         (x) Clients, Suppliers, Etc. The Company has provided Parent information concerning and copies of agreements with clients of the Company since January 1, 1996 ("Clients") and current clients of the Company ("Current Clients"), all of which Clients and Current Clients are set forth on Schedule 3.1(x). Except to the extent set forth in Schedule 3.1(x), there has not been any adverse change in the business relationship, and there has been no material dispute, between the Company and any Client.

         (y) Improper and Other Payments. To the best knowledge of the Company and Mason, except as set forth on Schedule 3.1(y), neither the Company nor any director, officer, employee, agent or representative of the Company, nor any person acting on behalf of any of them, has (i) made, paid or received any bribes, kickbacks or other similar payments to or from any person, whether lawful or unlawful, (ii) made any unlawful contributions, directly or indirectly, to a domestic or foreign political party or candidate, or (iii) made any improper foreign payment (as defined in the Foreign Corrupt Practices Act).

         (z) Brokers. Except as set forth on Schedule 3.1(z), the Company has not used any broker or finder in connection with the transactions contemplated hereby, and the Company shall not be liable for or otherwise suffer or incur any loss as a result of or in connection with any brokerage or finder's fee or other commission of any person retained by the Company or any of the shareholders of the Company in connection with any of the transactions contemplated by this Agreement.

         (aa)      Accounts Receivable and Advances. Except as disclosed on
Schedule 3.1(aa), (i) each account receivable of the Company (collectively, the "Receivables") represents revenue due from consulting arrangements and related items made in the ordinary course of business other than to affiliates and which arose pursuant to an enforceable contract for services performed, and the Company has performed all of its obligations to perform the services to which such Receivables relate, and (ii) to the best of knowledge of the Company and Mason, no Receivable is subject to any claim for reduction, counterclaim, set-off, recoupment or other claim for credit, allowances or adjustments by the obligor thereof.

         (bb) Pooling of Interests. To the best knowledge of the Company and Mason, neither the Company nor the Shareholders has taken or agreed to take any action that (without giving effect to any actions taken or agreed to be taken by the Parent or any of its affiliates) would prevent the Parent from accounting for the business combinations to be effected by the Merger as a pooling-of-interests.

         (cc) Accuracy of Statements. Neither this Agreement nor any schedule, exhibit, statement, list, document, certificate or other information furnished or to be furnished by or on behalf of the Company to Parent in connection with this Agreement or any of the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

         SECTION 3.2 Representations and Warranties of Seymour. Seymour represents and warrants to Parent and Acquisition as follows:

         (a) Ownership of Company Common Stock. Seymour owns of record 80 shares of Company Common Stock and such shares are not, and at the Effective Time will not be, subject to any lien, claim or encumbrance.

         (b) Authority Relative to Agreement. Seymour has the requisite individual capacity and authority to execute and deliver this Agreement and to perform his obligations hereunder. This Agreement has been duly executed and delivered by Seymour and constitutes the legal, valid and binding obligation of Seymour, enforceable against Seymour in accordance with its terms.

         SECTION 3.3. Representations and Warranties of Parent. Parent represents and warrants to the Company as follows:

         (a) Organization and Qualification. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own or lease and operate its properties and assets and to carry on its business as it is now being conducted. Parent is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the financial condition, operating results or business of Parent and its subsidiaries, taken as a whole (a "Parent Material Adverse Effect"). Parent owns beneficially and of record all the issued and outstanding capital stock of Acquisition, free and clear of all Claims.

         (b) Capitalization. The authorized capital stock of Parent consists of 30,000,000 shares of Parent Common Stock and 10,000,000 shares of Preferred Stock, par value

$.01 per share ("Parent Preferred Stock"), and, as of March 31, 1997, 6,871,353 shares of Parent Common Stock were issued and outstanding, all of which were duly authorized and validly issued and are fully paid and nonassessable, and no shares of Parent Preferred Stock were issued and outstanding. The Parent Common Stock that represents the Merger Consideration, when issued, will be duly authorized, validly issued, fully paid and nonassessable. Except as described in the Parent SEC Filings (as hereinafter defined) or in Schedule 3.3(b), no subscription, warrant, option, convertible security, stock appreciation or other right (contingent or other) to purchase or acquire any shares of any class of capital stock of Parent is authorized or outstanding and there is not any commitment of Parent to issue any shares, warrants, options or other such rights or to distribute to holders of any class of its capital stock any evidences of indebtedness or assets. Except as described in said Parent SEC Filings, Parent does not have any obligation (contingent or other) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof.

         (c) Authority Relative to Agreement. Parent has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby have been duly authorized by the Board of Directors of Parent, no other corporate approvals or proceedings on the part of Parent are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms. The Parent's Board of Directors has by the requisite vote of all directors present determined that this Agreement and the Merger is advisable and fair and in the best interests of the Parent and its stockholders.

         (d) Non-Contravention. The execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby will not (i) violate or conflict with any provision of the Amended and Restated Certificate of Incorporation or By-laws of Parent, (ii) result in any violation of, conflict with, or default (or an event which with notice or lapse of time or both would constitute a default) or loss of a benefit under, or permit the termination of or the acceleration of any obligation under, any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of its subsidiaries or their respective properties, or (iii) result in the creation or imposition of any Claim in favor of any third person or entity upon the assets of Parent or any of its subsidiaries, other than any such violation, conflict, default, loss, termination or acceleration that would not have a Parent Material Adverse Effect or materially adversely affect the ability of Parent to consummate the transactions contemplated hereby or to conduct the Business after the Effective Time.

         (e) SEC Filings. Parent has filed all forms, reports and documents required to be filed with the SEC since July 3, 1996, and, prior to Closing, Parent has made available to the Company, as filed with the SEC, complete and accurate copies of (i) Parent's prospectus dated June 28, 1996 in connection with Parent's registered initial public offering, (ii) the Annual Report of Parent on Form 10-K for the year ended December 31, 1996, and (iii) all other reports, statements and registration statements (including Current Reports on Form 8-K) filed by Parent with the SEC since July 3, 1996, in each case including all amendments and supplements (collectively, the "Parent SEC Filings").

         (f) Accuracy of Statements. Neither this Agreement nor any schedule, exhibit, statement, list, document, certificate or other information furnished or to be furnished by or on behalf of Parent to the Company in connection with this Agreement or any of the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading. The Parent SEC Filings, when filed with the Securities and Exchange Commission, did not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

         (g) Consents. Except as set forth on Schedule 3.3(g), no consent, approval, order or authorization of, or registration, declaration or filing with, any Federal, state, local or foreign governmental or regulatory authority is required to be made or obtained by Parent in connection with the execution and delivery of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby, except for the filing of a certificate of merger with the Secretary of State of the State of Delaware in accordance with the DGCL and the filing of articles of merger with the State Corporation Commission of Virginia in accordance with the Virginia Act.

         (h) Brokers. Parent has not used any broker or finder in connection with the transactions contemplated hereby, and Parent shall not be liable for or otherwise suffer or incur any loss as a result of or in connection with any brokerage or finder's fee or other commission of any person retained by Parent in connection with any of the transactions contemplated by this Agreement.

        SECTION 3.4. Representations and Warranties of Acquisition. Acquisition represents and warrants to the Company as follows:

         (a) Organization and Qualification. Acquisition is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own or lease and operate its properties and assets and to carry on its business as it is now being conducted.

         (b) Capitalization. The authorized capital stock of Acquisition consists of 1,000 shares of Common Stock, without par value. As of the date hereof, 100 shares of Common Stock are issued and outstanding, all of which were duly authorized and validly issued and are fully paid and nonassessable, and all such shares are owned of record and beneficially by Parent, and no shares of Common Stock are held in the treasury of Acquisition.

         (c) Authority Relative to Agreement. Acquisition has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Acquisition and the consummation by Acquisition of the transactions contemplated hereby have been duly authorized by the Board of Directors of

Acquisition and by Parent as its sole shareholder, and no other corporate approvals or proceedings on the part of Acquisition are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Acquisition and constitutes the legal, valid and binding obligation of Acquisition, enforceable against Acquisition in accordance with its terms.

         (d) Non-Contravention. The execution and delivery of this Agreement by Acquisition and the consummation by Acquisition of the transactions contemplated hereby will not (i) violate or conflict with any provision of the Certificate of Incorporation or By-laws of Acquisition or (ii) result in any violation of, conflict with, or default (or an event which with notice or lapse of time or both would constitute a default) or loss of a benefit under, or permit the termination of or the acceleration of any obligation under, any mortgage, indenture, lease, agreement, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Acquisition or its properties, other than any such violation, conflict, default, loss, termination or acceleration that would not materially adversely affect the ability of Acquisition to consummate the transactions contemplated hereby.

         (e) Other Matters. Acquisition has been formed for the sole purpose of effecting the Merger and, except as contemplated by this Agreement, Acquisition has not conducted any business activities and does not have any material liabilities or obligations.

                                  ARTICLE IV.
                                   COVENANTS

        SECTION 4.1. Conduct of the Company's Business. The Company covenants and agrees that, prior to the Effective Time, unless Parent shall otherwise consent in writing or as otherwise expressly contemplated by this Agreement:

         (a) the business of the Company shall be conducted only in, and the Company shall not take any action except in, the ordinary course of business consistent with past practice and the Company shall use its best efforts to preserve intact its present business organization, keep available the services of its current officers and employees, maintain its assets (other than those permitted to be disposed of hereunder) in good repair and condition, maintain its books of account and records in the usual, regular and ordinary manner and preserve its goodwill and ongoing business;

         (b) the Company shall not directly or indirectly do any of the following: (i) sell, pledge, dispose of or encumber any property or assets (including Intellectual Property Rights) of the Company, except inventory and immaterial assets in the ordinary course of business consistent with past practice; (ii) amend or propose to amend its Articles of Incorporation or By-laws; (iii) split, combine or reclassify any outstanding shares of its capital stock, or declare, set aside or pay any dividend payable in cash, stock, property or otherwise with respect to such shares; (iv) redeem, purchase, acquire or offer to acquire any shares of its capital stock; or (v) enter into any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this subsection (b);

         (c) the Company shall not (i) issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or securities convertible or exchangeable for, or any options, warrants or rights of any kind to acquire any shares of, its capital stock of any class or other property or assets, or modify the terms or any outstanding options, warrants or rights to acquire the Company's capital stock, (ii) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof (except an existing wholly owned subsidiary) or any material amount of assets, (iii) incur or guarantee any indebtedness for borrowed money other than in the ordinary course of business and consistent with past practices, or refinance any such indebtedness or issue or sell any debt securities, (iv) enter into or modify any material contract, lease, agreement or commitment, or permit or perform any act that would cause a material breach of any such contract, lease, agreement or commitment, (v) terminate, modify, assign, waive, release or relinquish any material contract rights or amend any material rights or claims, (vi) discharge or satisfy any material Claim or settle or compromise any material claim, action, suit or proceeding pending or threatened against the Company or, if the Company may be liable or obligated to provide indemnification, against the Company's directors or officers, before any court, governmental agency or arbitrator, (vii) make any loans, advances or capital contributions to or investments in, any other person, (viii) alter through merger, liquidation, reorganization, restructuring or in any other manner the corporate structure or ownership of the Company, (ix) violate or fail to perform, in any material respect, any obligation imposed upon the Company by any applicable laws, orders or decrees, ordinances, government rules or regulations or conciliation agreements, or (x) to the extent not described herein, take any action described in Section 3.1(h) hereof,

         (d) the Company shall not grant any increase in the salary or other compensation of its directors, officers or employees, or grant any bonus to any employee or enter into any employment agreement or make any loan to or enter into any material transaction of any other nature with any employee of the Company;

         (e) the Company shall not take any action to institute any new severance or termination pay practices with respect to any directors, officers or employees of the Company or to increase the benefits payable under its severance or termination pay practices;

         (f) the Company shall not adopt or amend, in any material respect, any plan for the benefit or welfare of any directors, officers or employees, except as contemplated hereby or as may be required by applicable law or regulation; and

         (g) the Company shall use its best efforts, to the extent not prohibited by the foregoing provisions of this Section 4.1, to maintain its relationships with its Current Clients, suppliers and others having business dealings with it, and if and as requested by Parent or Acquisition, (i) the Company shall use its best efforts to make reasonable arrangements for representatives of Parent or Acquisition to meet with Current Clients and suppliers of the Company, and (ii) the Company shall schedule, and the management of the Company shall participate in, meetings of representatives of Parent or Acquisition with employees of the Company.

        SECTION 4.2.  Access to Information.

        (a) Subject to the terms and conditions of the confidentiality agreement between Parent and the Company dated February 3, 1997 (the "Confidentiality Agreement"), the Company shall, and shall cause its subsidiaries, officers, directors, employees, representatives, advisors and agents to, afford, from the date hereof to the Effective Time, the officers, employees, representatives, advisors and agents of Parent complete access at all reasonable times to its officers, employees, agents, properties, books, records and workpapers, and shall furnish each other party all financial, operating and other information and data as Parent, through its officers, employees or agents, may reasonably request and shall promptly furnish to the other monthly operating and financial reports in such form as Parent shall reasonably request.

        (b) Subject to the terms and conditions of the Confidentiality Agreement, the Company, at least three business days prior to the Effective Date, shall deliver to Parent a list setting forth the names and locations of each bank or other financial institution at which the Company has an account (giving the account numbers) or safe deposit box and the names of all persons authorized to draw thereon or have access thereto, and the names of all persons, if any, now holding powers of attorney or comparable delegation of authority from the Company and a summary statement thereof.

         (c) No investigation pursuant to this Section 4.2 shall affect, add to, or subtract from any representations or warranties of the parties hereto or the conditions to the obligations of the parties hereto to effect the Merger.

        SECTION 4.3. Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including, without limitation, using all reasonable efforts to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings; provided that the foregoing shall not require Parent to agree to make, or to permit the Company to make, any divestiture of a significant asset in order to obtain any waiver, consent or approval.

        SECTION 4.4 Inquiries and Negotiations. Neither the Company nor any of its affiliates, directors, officers, employees, representatives, advisors or agents, shall, directly or indirectly, encourage, solicit or initiate any discussions, submissions of proposals or offers or negotiations with, or, participate in any negotiations or discussions with, or provide any information or data of any nature whatsoever to, or otherwise cooperate in any other way with, or assist or participate in, facilitate or encourage any effort or attempt by, any person, other than Parent and its affiliates, representatives and agents, concerning any merger, consolidation, sale of substantial assets, sale of shares of capital stock or other equity securities, recapitalization, debt restructuring or similar transaction involving the Company (such transactions being hereinafter referred to as "Alternative Transactions"). The Company shall immediately notify Parent if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company in respect of an Alternative Transaction, and shall, in any such notice to Parent, indicate the identity of the offeror and the terms. and conditions of any proposals or offers or the nature of any inquiries or contacts, and thereafter shall keep Parent informed of the status and terms of any such proposals or offers and the status of any such discussions or negotiations. The Company shall not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which the Company is a party.

        SECTION 4.5. Notification of Certain Matters. The Company shall give prompt notice to Parent and Acquisition, and Parent and Acquisition shall give prompt notice to the Company, of (i) the occurrence, or failure to occur, of any event that such party believes would be likely to cause any of its representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time and (ii) any material failure of the Company, Parent or Acquisition, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

        SECTION 4.6. Resignation of Officers and Directors. Each officer and member of the Board of Directors of, and each trustee or fiduciary of any plan or arrangement involving employee benefits of, the Company, if so requested by Parent, shall tender his or her resignation from such position effective as of the Closing, except as otherwise provided in Section 1.4.

        SECTION 4.7. Pooling of Interests. Each of the parties to this Agreement will use all reasonable efforts to cause the Merger to qualify for pooling of interests accounting treatment.

        SECTION 4.8.  Tax Matters.

         (a) Each of the parties to this Agreement will use all reasonable efforts to cause the Merger to qualify as a tax free reorganization under the Internal Revenue Code.

         (b) The Parent files a consolidated federal income tax return and as a result, the taxable year of the Company shall end on the Closing Date.
The Shareholders shall prepare the federal Return of the Company and all state Returns for the Company in those states in which an "S" election is in effect for the taxable year ending on the Closing Date, subject to review and approval of Parent. Any disputes regarding such Return shall be settled by Arthur Andersen LLP. The Company shall pay any taxes due from the Company with respect to such Returns. The taxable year ending on the Closing Date will be an "S Termination Year" as defined in Section 1362 of the Internal Revenue Code. With respect to such S Termination Year, if not otherwise required, at the request of the Shareholders, the Company will make an election under
Section 1362(e)(3) of the Internal Revenue Code not to use a pro rata allocation of income or loss to the S short year and the C short year (as such terms are defined in Section 1362 of the Internal Revenue Code). No election will be made that would increase the tax liability of any shareholder of the Company for any year. The Company shall not amend, and Parent shall not cause the Company to amend, any Return of the Company for periods prior to the Closing Date or agree to any adjustment if such amendment or adjustment proposed by any taxing authority would increase the tax liability of any shareholder of the Company for any year, without such shareholder's written consent. The Company shall and Parent shall cause Company to cooperate with the Shareholders in the preparation of the Returns.

        SECTION 4.9. Registration of Parent Common Stock. Parent hereby covenants and agrees to use its best efforts to include any shares of Parent Common Stock issued to the Shareholders pursuant to the Merger Agreement in a registered offering (other than a registered offering solely to implement or effect an employee benefit plan or a transaction to which Rule 145 of the Securities and Exchange Commission is applicable) effected by Parent within one year following the Closing Date. To participate in the registration, the Shareholders must notify Parent of their intent to do so within 20 days of receipt of written notice from Parent of such offering. Notwithstanding the foregoing, the inclusion of the Shareholders' shares in such registered offering is subject to (i) the letter referenced in Section 5.3(g) and (ii) the registration rights granted by Parent to others prior or subsequent to the execution of this Agreement, all of which such registration rights will have priority. Furthermore, Parent is not required to keep such registration effective and current for more than 150 days subsequent to the effective date of a registration statement on Form S-1 or S-2 or more than 90 days in the case of a registration statement on Form S-3. All expenses incurred in effecting such registered offering will be borne by Parent, except that any cost of separate legal counsel to the Shareholders and, in the case of an underwritten offering, any underwriting discounts or commissions will be borne solely by the Shareholders.

        SECTION 4.10. Proprietary Information, Inventions, Non-Compete and Non-Solicitation Agreement. The Company and the Shareholders hereby covenant to use their best efforts to cause each of the Company's employees to execute a Proprietary Information, Inventions, Non-Compete and Non-Solicitation Agreement in the form typically signed by employees of Parent as soon as practicable after the Closing Date.

        SECTION 4.11. Employee Benefit Plans. The Shareholders hereby acknowledge that Parent and Acquisition shall have no obligation to maintain or continue any of the Employee Plans maintained by the Company after the Effective Time, including any qualified or nonqualified retirement programs, and that any changes to or terminations of the Employee Plans after the Effective Time will be made in the sole discretion of Parent and Acquisition; and the Shareholders covenant that they will cooperate with Parent and Acquisition on any such changes to or terminations of any such Employee Plans.

        SECTION 4.12. Nasdaq Listing of Additional Shares. Parent hereby covenants to take all necessary action to cause the Parent Common Stock to be issued in the Merger to be approved for listing on the Nasdaq NM.

        SECTION 4.13. Use of "National Health Advisors, Ltd." Name. Upon the reasonable request of Mason, Parent agrees to negotiate in good faith the terms and conditions for assignment of the name "National Health Advisors, Ltd." (the "Name") to Mason; provided that: (i) Mason is no longer an employee of Parent;
(ii) Mason's covenant not to compete with Parent as provided in the Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement between Parent and Mason has expired; and (iii) twelve months have elapsed from Parent's discontinuation of all use of the Name. If the Name is assigned to Mason, Mason agrees that he will take any necessary measures requested by Parent to avoid any confusion between Parent's and Mason's use of the Name.

                                 ARTICLE V.


                          CONDITIONS TO THE MERGER

        SECTION 5.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following condition: no preliminary or permanent injunction or other order, decree or ruling issued by any court of competent jurisdiction nor any statute, rule, regulation or order entered, promulgated or enacted by any governmental, regulatory or administrative agency or authority shall be in effect that would prevent the consummation of the Merger as contemplated hereby.

        SECTION 5.2. Conditions to the Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

         (a) Parent shall have performed and complied in all material respects with all obligations and agreements required to be performed and complied with by it under this Agreement;

         (b) the representations and warranties of Parent contained in this Agreement that are qualified as to materiality shall be true and correct and all such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case, as of the date hereof and at and as of the Effective Time as if made at and as of such date, except to the extent any such representation or warranty is expressly made as of the date hereof or as of a specified date prior to the date hereof, in which case such representation or warranty shall have been true and correct as of such date;

         (c)      intentionally left blank;

         (d) Parent shall have executed and delivered to Mason and Seymour the Employment Agreements, substantially in the forms attached hereto as Exhibit A and Exhibit B, respectively.

        SECTION 5.3. Conditions to the Obligation of Parent and Acquisition to Effect the Merger. The obligation of Parent and Acquisition to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

         (a) the Company shall have performed and complied in all material respects with all obligations and agreements required to be performed and complied with by it under this agreement;

         (b) the representations and warranties of the Company contained in this Agreement that are qualified as to materiality shall be true and correct and all such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case, as of the date hereof and at and as of the Effective Time as if made at and as of such date, except to the extent any such representation or warranty is expressly made as of the date hereof or as of a specified date prior to the date hereof, in which case such representation or warranty shall have been true and correct as of such date;

         (c)     intentionally left blank;

         (d) Parent shall have received a letter from its independent certified public accountants to the effect the Merger will qualify for pooling-of-interest accounting treatment if consummated in accordance with this Agreement;

         (e) Parent shall have received agreements reasonably satisfactory to Parent and its counsel in which each shareholder of the Company represents, warrants and agrees as follows:

                 (i) that the Parent Common Stock being issued and delivered to the Company's shareholders hereunder is being acquired by such shareholder for such shareholder's own account for investment and not with a view to any resale or distribution thereof,

                 (ii) if such shareholder of the Company decides to dispose of the Parent Common Stock, which he does not now contemplate, that he can do so only in accordance and in compliance with the Securities Act of 1933, as amended (the "Securities Act"), and Rule 144 and Rule 145 thereunder, as then in effect or through an effective Registration Statement;

                 (iii) that (A) such shareholder of the Company has had ready access to any and all documents which he deems relevant to the acquisition of the Parent Common Stock, (B) to such shareholder's knowledge, no requested information, oral or written, has been withheld from him by Parent, (C) Parent has made available to the shareholder, during the course of the transaction and prior to the issuance of the Parent Common Stock the opportunity to ask questions of, and receive answers from, Parent and its officers concerning Parent, and to obtain any additional information, to the extent Parent possessed such information or could acquire it without unreasonable effort or expense, necessary to verify the accuracy of information contained in the written materials delivered to the shareholder by Parent and concerning Parent, and (D) the shareholder has been given access to Parent's prospectus dated June 28, 1996 in connection with Parent's registered initial public offering and all documents filed publicly of record with the Securities and Exchange Commission in connection therewith or subsequently;

                (iv) that the shareholder of the Company understands and agrees that (A) in reliance upon his representations, the Parent
    Common Stock has not been registered under the Securities Act in reliance upon Section 4(2) of the Securities Act, (B) because the Parent Common Stock is not so registered, the Shareholder must bear the economic risk of holding the Parent Common Stock for an indefinite period of time unless the Parent Common Stock is subsequently registered under the Securities Act or an exemption from such registration is available with respect thereto, (C) Rule 144 or Rule
    145 under the Securities Act may or may not be available for resales of the Parent

    Common Stock in the future, and (D) while there is presently a trading market for the Parent Common Stock, there is no assurance that such market will be in existence in the future;

                 (v) that the documents evidencing the Parent Common Stock shall bear a legend in substantially the following form:

    THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, UNLESS AND UNTIL REGISTERED UNDER THE SECURITIES ACT OF 1933 AND SUCH APPLICABLE STATE LAW OR, IN THE OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER DOES NOT VIOLATE THE PROVISIONS THEREOF OR UNLESS SOLD PURSUANT TO RULE 144 OR THE SECURITIES ACT OF 1933.

                 (vi) that such shareholder of the Company will not sell or otherwise transfer the shares of Parent Common Stock in a public market transaction until the holding period for restricted securities set forth in Rule 144(d)(1), as it may be amended from time to time, has been satisfied or pursuant to an effective Registration Statement;

        (f) Parent shall have received from each of Mason and Seymour an executed Proprietary Information, Inventions, Non-Compete and Non-Solicitation Agreement in substantially the form attached hereto as Exhibit C and such agreements shall be in full force and effect as of the Effective Time.

        (g) Each of the Shareholders and any other "affiliates" identified by Parent shall have executed and delivered letter agreements with respect to issues relating to "pooling of interests" accounting treatment in a form satisfactory to Arthur Andersen LLP.

        (h) the Company shall have adopted, by appropriate written instrument, an amendment (the "Plan Amendment") to the NHA Plan that will freeze all further benefit accruals and all participation in the NHA Plan; with the Plan Amendment to be in substantially the form attached hereto as Exhibit D, and to be in full force and effect no later than June 30, 1997, and to be adopted pursuant to the terms of the NHA Plan regarding the procedures for amendments to the NHA Plan.

        (i) the Company shall have completed the distribution, by hand delivery or by mailing by first class mail, of a notice (the "Plan Notice") to each participant in the NHA Plan that will inform each such person of the Plan Amendment; with the Plan Notice to be in substantially the form attached hereto as Exhibit E, and with the form and the distribution of the Plan Notice to be in accordance with the requirements of Section 204(h) of ERISA, and with the distribution of the Plan Notice not to occur until after the adoption of the Plan Amendment.

                                 ARTICLE VI.


                         TERMINATION AND ABANDONMENT

        SECTION 6.1 Termination and Abandonment. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective
Time:

         (a) by mutual action of the Boards of Directors of Parent and the Company;

         (b) by the Company, if the conditions set forth in Sections 5.1 and 5.2 shall not have been complied with or performed and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) by Parent and Acquisition on or before June 30, 1997;

         (c) by Parent or Acquisition, if the conditions set forth in Sections 5.1 and 5.3 shall not have been complied with or performed and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) by the Company on or before June 30, 1997; or

         (d) by Parent (i) if there has been a material breach of a representation or warranty made by the Company the effect of which is a Company Material Adverse Effect, or (ii) if there has been a breach by the Company in any material respect of the covenants set forth in this Agreement which by its nature cannot be cured or eliminated.

        SECTION 6.2. Effect of Termination. In the event of the termination of this Agreement and the abandonment of the Merger pursuant to Section 6.1, this Agreement shall thereafter become void and have no effect, and no party hereto shall have any liability to any other party hereto or its shareholders or directors or officers in respect thereof, and each party shall be responsible for its own expenses, except nothing herein shall relieve any party from liability for any willful breach hereof. After such termination, the parties will remain subject to the terms and conditions of the Confidentiality Agreement.


                                  ARTICLE VII.

                                INDEMNIFICATION

        SECTION 7.1. Indemnification by Shareholders. Each Shareholder agrees to indemnify Parent and Acquisition and their respective officers and directors (collectively, the "APACHE Indemnified Persons") against, and agrees to hold each of them harmless from any and all losses, costs, claims, damages (including consequential damages), penalties and expenses (including attorneys' fees) ("Losses"), incurred or suffered by them relating to or arising out of or in connection with any of the following:

         (a) any breach of or any inaccuracy in any representation or warranty made by such Shareholder in this Agreement (Section 3.1 for Mason and Section 3.2 for Seymour) or any document delivered by the Company or the Shareholders at the Closing; provided, however, that (i) except for breaches of or inaccuracies in Tax Warranties (as that term is defined below) or

Title and Authorization Warranties (as that term is defined below), a notice of Parent's and/or Acquisition's claim shall have been given to the indemnifying Shareholder(s) not later than the close of business on the Survival Date (as that term is defined below), and (ii) in the case of a Tax Warranty, a notice of Parent's and/or Acquisition's claim shall have been given to Mason not later than the Tax Statute of Limitations Date (as that term is defined below); or

         (b) any breach of or failure by such Shareholder, notice of which is given on or before the second anniversary of the Closing Date, to perform any covenant or obligation of such Shareholder set out or contemplated in this Agreement or any document delivered at the Closing.

        SECTION 7.2. Indemnification by Parent. Parent agrees to indemnify the Shareholders (collectively, the "NHA Indemnified Persons") against, and agrees to hold each of them harmless from, any and all Losses incurred or suffered by them relating to or arising out of or in connection with any breach of or inaccuracy in any representation or warranty made by Parent or Acquisition in this Agreement or any document delivered by Parent or Acquisition at the Closing; provided, however, that notice of Company's and/or Shareholders' claims shall have been given to Parent not later than the close of business on the Survival Date (as that term is defined below).

        SECTION 7.3. Claims. The provisions of this section shall be subject to Section 7.4. As soon as is reasonably practicable after becoming aware of a claim for indemnification under this Agreement, any APACHE Indemnified Person or NHA Indemnified Person, as the case may be (each an "Indemnified Person"), shall promptly give notice on behalf of the Indemnified Persons to the indemnifying Shareholder(s) or Parent (each an "Indemnifying Person"), of such claim and the amount the Indemnified Persons will be entitled to receive hereunder from the Indemnifying Persons; provided that the failure of an Indemnified Person to promptly give notice shall not relieve the Indemnifying Persons of their obligations, except to the extent (if any) that such Indemnifying Person shall have been prejudiced thereby. If an Indemnifying Person does not object in writing to such indemnification claim within 30 days of receiving notice thereof, the Indemnified Persons shall be entitled to recover, on the 35th day after such notice was given, from such Indemnifying Person such claim, and no later objection by such Indemnifying Person shall be permitted; if an Indemnifying Person agrees that he or it has an indemnification obligation but contends that the indemnified Loss is a lesser amount, the Indemnified Persons shall nevertheless be entitled to recover, on the 35th day after such notice was given, from such Indemnifying Person such lesser amount, without prejudice to the Indemnified Persons' claim for the difference. In addition to the amounts recoverable by the Indemnified Persons from the Indemnifying Persons pursuant to the foregoing provisions, the Indemnified Persons shall also be entitled to recover from the Indemnifying Persons interest on such amounts at the rate of the Prime Rate from, and including, the 35th day after such notice of an indemnification claim is given to, but not including, the date such recovery is actually made by the Indemnified Persons.

        SECTION 7.4. Notice of Third-Party Claims, Assumption of Defense. The Indemnified Persons shall give notice as promptly as is reasonably practicable to the Indemnifying Persons of the assertion of any claim, or the commencement of any suit, action or proceeding, by any Person not a party hereto in respect of which indemnity may be sought under this Agreement; provided





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

that the failure of an Indemnified Person to promptly give notice shall not relieve an Indemnifying Person of its or his obligations, except to the extent (if any) that such Indemnifying Person shall have been prejudiced thereby.
Each Indemnifying Person may, at its or his own expense, participate in the defense of any claim, suit, action or proceeding, including any examination by any taxing authority. Upon notice to the Indemnified Persons and the delivery to the Indemnified Persons of a written agreement signed by each Indemnifying Person that the Indemnified Persons are entitled to indemnification for all Losses arising out of such claim, suit, action or proceeding and that the Indemnifying Person(s) shall be liable for the entire amount of any Loss, at any time during the course of any such claim, suit, action or proceeding, the Indemnifying Person(s) may, at their own expense, assume the defense thereof, provided, however, that (i) the Indemnifying Person(s)' counsel is reasonably satisfactory to the Indemnified Persons, and (ii) the Indemnifying Person(s) shall thereafter consult with the Indemnified Persons upon the Indemnified Persons' reasonable request for such consultation from time to time with respect to such claim, suit, action or proceeding. If the Indemnifying Person(s) assume such defense, the Indemnified Persons shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Person(s). If, however, the Indemnified Persons reasonably determine that representation by the Indemnifying Person(s)' counsel of both the Indemnifying Person(s) and the Indemnified Persons would present such counsel with a conflict of interest, then the Indemnified Persons may employ separate counsel to represent or defend it in any such claim, action, suit or proceeding and the Indemnifying Person(s) shall pay the fees and disbursements of such separate counsel. Whether or not the Indemnified Persons choose to defend or prosecute any such claim, suit, action or proceeding, all of the parties hereto shall cooperate in the defense or prosecution thereof.

        SECTION 7.5. Settlement or Compromise. Any settlement or compromise made or caused to be made by the Indemnified Persons or the Indemnifying Person(s), as the case may be, of any claim, suit, action or proceeding shall also be binding upon the Indemnifying Person(s) or the Indemnified Persons, as the case may be, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise; provided, however, that no obligation, restriction or Loss shall be imposed on the Indemnified Persons as a result of such settlement without their prior written consent. The Indemnified Persons will give the Indemnifying Person(s) at least 30 days' notice of any proposed settlement or compromise of any claim, suit, action or proceeding they are defending, during which time the Indemnifying Person(s) may reject such proposed settlement or compromise; provided, however, that from and after such rejection, the Indemnifying Person(s) shall be obligated to assume the defense of and full and complete liability and responsibility for such claim, suit, action or proceeding and any and all Losses in connection therewith.

        SECTION 7.6. Failure of Indemnifying Person to Act. In the event that the Indemnifying Person(s) do not elect to assume the defense of any claim, suit, action or proceeding, then any failure of the Indemnified Persons to defend or to participate in the defense of any such claim, suit, action or proceeding or to cause the same to be done, shall not relieve the Indemnifying Person(s) of their obligations hereunder.

        SECTION 7.7. Indemnification Payments. Any payment due by a Shareholder under this Article 7 for a period of one year following the Closing Date may be made, in whole or in part, by returning to Parent shares of Parent Common Stock acquired as Merger Consideration. For this purpose, the value of such shares shall be the Average May Price.

                                ARTICLE VIII.


                                MISCELLANEOUS

        SECTION 8.1. Survival of Representations and Warranties. Except as otherwise specified, the representations and warranties contained herein shall survive the Closing for a period expiring at the close of business on the second anniversary of the Closing Date (the "Survival Date"), except that (i) the representations and warranties set forth in Sections 3.1(o) and (q) hereof (the "Tax Warranties") shall survive until the 180th day after the expiration of the applicable statute of limitations with respect to Taxes, including any extensions thereof (the "Tax Statute of Limitations Date"), and (ii) the representations and warranties set forth in Sections 3.1(c) and (d) and 3.2(a) and (b) hereof (the "Title and Authorization Warranties") shall survive forever.

        SECTION 8.2. Expenses, Etc. Whether or not the transactions contemplated by this Agreement are consummated, neither the Company, on the one hand, and Parent and Acquisition, on the other hand, shall have any obligation to pay any of the fees and expenses of the other incident to the negotiation, preparation and execution of this Agreement, including the fees and expenses of counsel, accountants, investment bankers and other experts and Parent shall pay all such fees and expenses incurred by Acquisition. The Company, on the one hand, and Parent and Acquisition, on the other hand, shall indemnify the other and hold it harmless from and against any claims for finders' fees or brokerage commissions in relation to or in connection with such transactions as a result of any agreement or understanding between such indemnifying party and any third party. All fees and expenses incurred by the Company in connection with the transaction contemplated hereby in excess of $25,000 shall be borne solely by the Shareholders, and shall be reimbursed to the Company at Closing. Any fees and expenses incurred by either of the Shareholders in their individual capacity shall be borne solely by such Shareholder.

        SECTION 8.3. Publicity; Confidentiality. The Company and Parent agree that this Agreement and the exchange of information pursuant thereto is confidential and they will not disclose or issue any press release or make any other public announcement concerning this Agreement or the transactions contemplated hereby without the prior consent of the other party, except that the Company or Parent may make such public disclosure that it believes in good faith to be required by law or any applicable rules and regulations of a national securities exchange or the NASD (in which event such party shall consult with the other prior to making such disclosure).

        SECTION 8.4. Execution in Counterparts. For the convenience of the parties, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        SECTION 8.5. Notices. All notices that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if given in writing and delivered by hand or national overnight courier service, transmitted by telecopy or mailed by registered or certified mail, postage prepaid, and shall be deemed given upon receipt, as follows:

        If to Parent or Acquisition, to:

                APACHE Medical Systems, Inc.
                1650 Tysons Boulevard - Suite 300
                McLean, Virginia  22102-3915
                Telecopy Number:  703-847-1401
                Attention:  Gerald E. Bisbee, Jr., Ph.D., Chairman of the Board

        with a copy to:

                Gardner, Carton & Douglas
                321 North Clark Street
                Chicago, Illinois  60610
                Telecopy Number:  312-644-3381
                Attention:  Nancy M. Borders, Esq.

        If to the Company, to:

                National Health Advisors Ltd.
                8201 Greensboro Drive - Suite 817
                McLean, Virginia  22102
                Telecopy Number:  703-883-0426
                Attention:  Scott A. Mason, Managing Director

        with a copy to:

                Epstein Becker & Green
                1227 25th Street - Suite 700
                Washington, DC  20037
                Telecopy Number:  202-296-2882
                Attention:  Robert D. Reif, Esq.

or such other address or addresses as any party hereto shall have designated by notice in writing to the other parties hereto.

        SECTION 8.6. Waivers. The Company, on the one hand, and Parent and Acquisition, on the other hand, may, by written notice to the other, (i) extend the time for the performance of any of the obligations or other actions of the other under this Agreement, (ii) waive any inaccuracies in the representations or warranties of the other contained in this Agreement or in any document delivered pursuant to this Agreement, (iii) waive compliance with any of the conditions of the other contained in this Agreement, or (iv) waive performance of any of the obligations of the other under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

        SECTION 8.7. Knowledge. As used herein, the "knowledge", "best knowledge" or "awareness" as to the Company shall refer to the actual knowledge of each director, executive officer, Principal or Senior Consultant of the Company after due inquiry and as to each Shareholder shall refer to his actual knowledge after due inquiry.

        SECTION 8.8. Entire Agreement. This Agreement and its schedules and exhibits, and the documents to be executed or delivered at the Effective Time in connection herewith, constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof. No representation, warranty, promise, inducement or statement of intention has been made by any party that is not embodied in this Agreement or such other documents, and none of the parties shall be bound by, or be liable for, any alleged representation, warranty, promise, inducement or statement of intention not embodied herein or therein.

        SECTION 8.9. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Virginia, without regard to conflict of laws principles.

        SECTION 8.10. Binding Effect, Benefits. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Except for the Employment Agreements attached as Exhibit A and Exhibit B, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

        SECTION 8.11. Assignability. Neither this Agreement nor any of the parties' rights hereunder shall be assignable by any party hereto without the prior written consent of the other parties hereto.

        SECTION 8.12. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

        SECTION 8.13. Variation and Amendment. This Agreement may be varied or amended in writing at any time by action of the respective Boards of Directors of the Company, Parent and

Acquisition, without action by the shareholders thereof, provided that after approval and adoption of this Agreement by the Company's shareholders no such variance or amendment shall, without consent of such shareholders, reduce the consideration that the holders of the capital stock of the Company shall be entitled to receive upon the Effective Time pursuant to Section 2.1 hereof.

        IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the day and year first above written.

                        APACHE MEDICAL SYSTEMS, INC.


                        By: /s/  Gerald E. Bisbee, Jr.
                            ----------------------------------------
                        Name:  Gerald E. Bisbee, Jr.
                        Title: Chairman of the Board, Chief Executive Officer and President



                        NHA ACQUISITION CORPORATION


                        By:/s/  Gerald E. Bisbee, Jr.
                           ----------------------------------------
                           Name:  Gerald E. Bisbee, Jr.
                           Title:  President



                        NATIONAL HEALTH ADVISORS LTD.


                        By: /s/  Scott A. Mason
                           ----------------------------------------
                           Name:  Scott A. Mason
                           Title:



                            /s/  Scott A. Mason
                           ----------------------------------------
                           Scott A. Mason


                            /s/  Donald W. Seymour
                           ----------------------------------------
                           Donald W. Seymour